UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    SandRidge Energy, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2010

To the Stockholders of SandRidge Energy, Inc.:

The 2010 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 4, 2010, at 10:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect three Class I directors to serve on our Board of Directors for a three-year term;

(2) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on April 7, 2010 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on page 1 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

By Order of the Board of Directors,

Richard J. Gognat, Corporate Secretary

Oklahoma City, Oklahoma

April 26, 2010

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker.

Brokers cannot vote for Item 1 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to Be Held on June 4, 2010:

This Proxy Statement, along with our Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available free of charge at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under “Contact.”

i

SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the Annual Meeting to be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 4, 2010, at 10:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board of Directors. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

We will pay the entire cost of the solicitation. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. In addition, the Company has retained Mackenzie Partners, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting and the special meeting of stockholders to be held later this year where stockholders will vote on the matters related to our merger with Arena Resources, Inc. The Company has agreed to pay that firm no more than $30,000, plus reasonable fees and out-of-pocket expenses, for proxy solicitation services for both the Annual Meeting and special meeting. Further, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services.

Our Annual Report to Stockholders for the year ended December 31, 2009, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders are first being mailed to stockholders on or about April 26, 2010.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including the election of three Class I directors, ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and any other matters properly presented at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m., central time, on April 7, 2010 are entitled to receive notice of, and to vote at, the Annual Meeting. On April 7, 2010, there were 211,210,982 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except certain unvested shares of restricted stock issued to our directors and employees, which do not have voting rights.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., central time, on June 3, 2010.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to June 4, 2010 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank or other nominee, you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 7, 2010 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

How are my votes counted?

In all proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. If you “ABSTAIN” on any of the proposals, your vote will be counted for purposes of establishing a quorum, and with the exception of the election of a director, the abstention will have the same effect as a vote “AGAINST” that proposal.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive instructions for a non-routine proposal, the broker will return a proxy card with no vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of PricewaterhouseCoopers LLP’s appointment is a routine item. The election of directors is not considered routine under applicable NYSE rules. Accordingly, broker non-votes on the election of directors and any other non-routine matters will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you must contact the record holder of your shares to determine how to revoke your proxy.

What vote is required to approve the election of directors?

In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. If the nominee receives a plurality of the votes cast, he will be elected to our Board of Directors. You may not cumulate your votes in the election of directors.

What vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the adoption, your vote will have the same effect as a vote “AGAINST” the proposal. A majority of the votes cast at the Annual Meeting must be cast “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominees for director set forth on page 12; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 27, 2010. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than February 4, 2011 and no later than March 6, 2011. Please see “General Information – Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

CORPORATE GOVERNANCE MATTERS

Board Structure

Our Board of Directors currently consists of seven directors and is divided into three classes as provided in our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”). Stockholders elect a portion of our Board of Directors each year. Class I directors’ terms will expire at the Annual Meeting, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2011 and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2012. Currently, the Class I directors are William A. Gilliland, D. Dwight Scott and Jeffrey S. Serota; the Class II directors are Tom L. Ward and Roy T. Oliver, Jr.; and the Class III directors are Daniel W. Jordan and Everett R. Dobson. At each annual meeting of stockholders, the stockholders will elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors that shall constitute the whole Board of Directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

Leadership Structure

As permitted by the Company’s Bylaws, Mr. Ward currently serves as both Chairman and Chief Executive Officer of the Company, and the Board of Directors has not appointed a lead independent director. For the reasons discussed below, the Board of Directors believes this is the most appropriate leadership structure for the Company at this time.

Mr. Ward’s service as the Board’s Chairman allows the Board to act efficiently and effectively to best serve the interests of the Company’s stockholders and the Company as a whole. The Chief Executive Officer bears primary responsibility for managing the day-to-day business of the Company, and he is best suited to bring key business issues and stockholders’ interests to the attention of the Board.

Under its current organizational structure, the Company has acted quickly and decisively on numerous occasions to seek Board approval and facilitate the successful completion of strategic acquisitions of oil and gas properties, transactions involving acquisitions and dispositions of other assets, joint venture transactions and significant capital-raising transactions during difficult market conditions. The Board believes these outstanding results were facilitated, in large part, by Mr. Ward’s ability to serve as an effective bridge between the Board and management, providing the Board with a thorough understanding of the Company and its business and fostering an open dialogue between the Board and senior management. In addition, the Board believes that by holding both of these roles, Mr. Ward has been able to give the Company united leadership for executing strategic initiatives and meeting challenges.

The Board does not believe that the Company’s leadership structure would be enhanced appreciably by splitting the roles of Chairman and Chief Executive Officer at this time. The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail starting on page 8 of this Proxy Statement. Most importantly, except for Mr. Ward, the Board is composed entirely of directors determined to be “independent.” The independent directors meet in a scheduled executive session without Mr. Ward present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

The Board intends to review its leadership structure from time to time to determine whether circumstances recommend a change in such structure.

Risk Oversight

The Board of Directors is generally responsible for overseeing management of the various operational, financial and legal risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports from management regarding such risks, including, among other things: risks with respect to oil and gas production; the maintenance of oil and gas leases; environmental, health and safety matters; insurance coverages; the creditworthiness of counterparties; the Company’s status with respect to applicable financial covenants; the concentration of the Company’s operations and assets; and litigation and governance matters. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel, who is also its chief compliance officer, reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, compliance and compensation-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs. The responsibilities of the committees to oversee risk in the manner set forth above are considered when determining the chairs of such committees.

Director Qualifications

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable SEC and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors and director nominees understands fully the responsibilities of service as a director and the governance requirements applicable to public companies as a result of (a) receiving orientation and ongoing education from the Company’s general counsel and (b) having been involved in one or more initial public offerings, including, with the exception of Mr. Dobson, the Company’s initial public offering, and serving on the boards of directors of other public companies.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience;

•

experience overseeing public company financial management matters, including expertise in financial reporting and internal control, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry so as to deal most effectively with its vendors, peers and downstream counterparties; and

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s experiences will bring a unique perspective to Board deliberations and the oversight of the Company’s affairs.

As a result of the experiences of its individual members detailed below, the Nominating and Governance Committee and the Board believe that the Board, as a whole, has the following qualifications and experience valued by them.

Significant senior management experience	Mr. Ward	Chief Executive Officer and President of the Company and former Director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation

	Mr. Gilliland	Former Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc.

	Mr. Jordan	Former Vice President, Business of Riata Energy, Inc., former director and Vice President of Lariat Compression Company, and former Chairman, Chief Executive Officer and President of Jordan Drilling Fluids, Inc.

	Mr. Oliver	President of R.T. Oliver Investments, Inc., Chairman and President of Valliance Bank, N.A., former President of U.S. Rig and Equipment, Inc.; and former director of Grey Wolf, Inc.

	Mr. Scott	Former Executive Vice President and Chief Financial Officer of El Paso Corporation
Experience overseeing public company financial management matters, including expertise in financial reporting and internal control	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation
	Mr. Scott	Former Executive Vice President and Chief Financial Officer of El Paso Corporation
	Mr. Serota	Current member of Audit Committee of Board of Directors of EXCO Resources, Inc.

Substantial experience in varied facets of the oil and natural gas industry	Mr. Ward	Senior positions in exploration and production companies, including as Chief Executive Officer and President of the Company and former Director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Gilliland	Manager of Gillco Energy, L.P., an oil and gas exploration and production company

	Mr. Jordan	Senior positions in oil and gas services and exploration and production companies, including as former Vice President, Business of Riata Energy, Inc., former director and Vice President of Lariat Compression Company, and former Chairman, Chief Executive Officer and President of Jordan Drilling Fluids, Inc.

	Mr. Oliver	Former President of U.S. Rig and Equipment, Inc. and former director of Grey Wolf, Inc., drilling rig companies

	Mr. Scott	Senior positions in midstream and liquid natural gas companies, including as former Executive Vice President and Chief Financial Officer of El Paso Corporation and current director of Crosstex Energy GP, LLC (ultimate governing body of Crosstex Energy, L.P.), Crestwood Midstream Partners, and Cheniere Energy, Inc.

	Mr. Serota	Current director of an exploration and production company, EXCO Resources, Inc.
Background in investing and capital raising activities	Mr. Ward	Chief Executive Officer and President of the Company and former Director, President and Chief Operating Officer of Chesapeake Energy Corporation

	Mr. Dobson	Former Chairman and Chief Executive Officer of Dobson Communications Corporation and Chairman of Investment Committee of Southwestern Oklahoma State University Foundation

	Mr. Gilliland	Manager of Gillco Energy, L.P. and Gillco Investments, L.P., and former Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc.

	Mr. Oliver	President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, and Chairman and President of Valliance Bank, N.A.

	Mr. Scott	Managing Director of GSO Capital Partners, an investment advisor specializing in the leveraged finance marketplace and former Executive Vice President and Chief Financial Officer for El Paso Corporation

	Mr. Serota	Senior Partner with Ares Management LLC, an independent Los Angeles-based investment firm, former vice president in the Investment Banking Department of Bear, Stearns & Co., and former employment with Dabney/Resnick, Inc., a boutique investment bank, where Mr. Serota specialized in merchant banking and capital raising activities for middle market companies and had primary responsibility for the firm’s bridge financing activities

Messrs. Gilliland, Scott and Serota are being re-nominated because the Nominating and Governance Committee and the Board believe they continue to possess the qualities desirable in individual directors and contribute to the experience desired for the Board as a whole. In addition, in recommending that these directors be re-nominated for a three-year term expiring at the 2013 annual meeting of stockholders, the Nominating and Governance Committee reviewed attendance at Board and committee meetings and assessed the past performance and contributions to the Board of these directors.

Director Biographical Information

The names of the members of our Board of Directors and certain information concerning each of them as of March 31, 2010, are set forth below.

Class	Name	Age	Position
II	Tom L. Ward	50	Chairman, Chief Executive Officer and President
III	Everett R. Dobson	50	Director
I	William A. Gilliland	72	Director
III	Daniel W. Jordan	53	Director
II	Roy T. Oliver, Jr.	57	Director
I	D. Dwight Scott	46	Director
I	Jeffrey S. Serota	44	Director

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term (Class I Directors)

William A. Gilliland. Mr. Gilliland was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Gilliland has served as managing partner of several personal and family investment partnerships, including Gillco Energy, L.P. and Gillco Investments, L.P., since April 1999. Prior to this, Mr. Gilliland was the founder, Chairman, Chief Executive Officer and President and of Cross-Continent Auto Retailers, Inc. Mr. Gilliland holds a Bachelor of Business Administration from North Texas State University.

D. Dwight Scott. Mr. Scott was appointed as a director of SandRidge Energy, Inc. in 2007. He is a Senior Managing Director of GSO Capital Partners LP (“GSO”) and Head of GSO’s Houston office. At GSO, Mr. Scott focuses on investments in the energy and power markets and is a member of GSO’s Investment Committee. Prior to joining GSO, Mr. Scott was Executive Vice President and Chief Financial Officer for El Paso Corporation from October 2002 until August 2005. He is a member of the board of directors of Crosstex Energy GP, LLC (the governing body of Crosstex Energy, L.P.), Cheniere Energy, Inc., MCV Investors, Inc., United Engines Holding Company LLC, and Crestwood Midstream Partners. Mr. Scott is also a member of the board of trustees of KIPP, Inc. Mr. Scott earned a Bachelor’s degree from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the University of Texas at Austin.

Jeffrey S. Serota. Mr. Serota was appointed as a director of SandRidge Energy, Inc. in 2007. He has served as a Senior Partner with Ares Management LLC, an alternative asset investment firm, since September 1997. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of EXCO Resources, Inc., WCA Waste Corporation and Douglas Dynamics, Inc. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Under the terms of that certain Shareholders’ Agreement, dated March 20, 2007 (“Shareholders’ Agreement”), among us and certain holders of our common stock named therein, Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), was given the right to designate a nominee for election to our Board at our annual meeting of stockholders held on June 6, 2008. ACOF II designated Mr. Serota for nomination to the Board.

Mr. Serota was subsequently elected to our Board by a vote of our stockholders at the 2008 annual meeting of stockholders. The terms of the Shareholders’ Agreement do not obligate us to continue to nominate Mr. Serota for reelection to our Board of Directors. However, based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Mr. Serota for reelection as a director to serve an additional three year term.

Directors Continuing in Office until the 2011 Annual Meeting of Stockholders (Class II Directors)

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President since December 2006. Prior to joining SandRidge, he served as a director, President and Chief Operating Officer of Chesapeake Energy Corporation from the time he co-founded the company in 1989 until February 2006. From February 2006 until June 2006, Mr. Ward managed his private investments. Mr. Ward graduated from the University of Oklahoma with a Bachelor of Business Administration in Petroleum Land Management. He is a member of the Board of Trustees of Anderson University in Anderson, Indiana.

Roy T. Oliver, Jr. Mr. Oliver was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Oliver has served as President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, since August 2001. The company presently owns the largest portfolio of class A office properties in Oklahoma. He has served as Chairman and President of Valliance Bank, N.A. since August 2004. He founded U.S. Rig and Equipment, Inc. in 1980 and served as its President until its assets were sold in August 2003. Mr. Oliver is a graduate of the University of Oklahoma with a Bachelor of Business Administration degree. He serves on The University of Oklahoma Michael F. Price College of Business Board of Advisors.

Directors Continuing in Office until the 2012 Annual Meeting of Stockholders (Class III Directors)

Daniel W. Jordan. Mr. Jordan was appointed as a director of SandRidge Energy, Inc. in 2006. Mr. Jordan served as a director and Vice President of Lariat Compression Company from August 2003 to September 2005. From October 2005 through August 2006, Mr. Jordan served as Vice President, Business of Riata Energy, Inc., our predecessor. Since September 2006, Mr. Jordan has been involved in private investments. Prior to joining SandRidge, Mr. Jordan founded Jordan Drilling Fluids, Inc. and served as its Chairman, President and Chief Executive Officer from March 1984 to July 2005. Mr. Jordan sold Jordan Drilling Fluids, Inc. and its wholly owned subsidiary, Anchor Drilling Fluids USA Inc., in July 2005. At that time, Anchor Drilling Fluids USA Inc. was the largest privately held domestic drilling fluids firm.

Everett R. Dobson. Mr. Dobson was appointed as a director of SandRidge Energy, Inc. in 2009. He has served as Chairman for Dobson Technologies, a private landline, fiber optic and data storage business since November 2003. The founder of Dobson Communications Corporation, a telecommunications company listed on NASDAQ until its 2007 sale, Mr. Dobson served as its Chairman and Chief Executive Officer from 1996 until 2005 and as its Executive Chairman from 2005 until 2007, when the company was sold. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and has served on its Foundation Board of Directors since 1991.

Director Independence

The Board of Directors has determined that Messrs. Dobson, Gilliland, Jordan, Oliver, Scott and Serota have no material relationships with the Company other than as directors and stockholders of the Company and are “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that the lease between an entity of which Mr. Oliver is the majority owner and the Company is not material because of its short duration and its relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall facilities costs. The

Board also determined that Mr. Dobson’s interest in the transaction between the Company and the Oklahoma City Thunder, whereby the Company has agreed to be a corporate sponsor for the team and purchase a suite license from the team, is not material because Mr. Dobson’s minority ownership interest in the team is relatively small in value compared to his other business interests and the value derived by the Company pursuant to the sponsorship arrangement. Please see “Certain Relationships and Related Transactions” for a more detailed discussion of these transactions. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board of Directors held 12 meetings during 2009, and each of the directors attended at least seventy-five percent of the meetings held in 2009 during the time in which they were directors.

Our non-management directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. The role of presiding director at each such meeting is rotated among the non-management directors.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. All of our directors who were serving at the time attended the 2009 annual meeting of the stockholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. Each of the committees of the Board of Directors has adopted a charter consistent with the rules of the NYSE, all of which can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee. The Audit Committee, which currently consists of Messrs. Dobson, Scott and Serota, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of an internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Serota serves as chairman of this committee, and each of Messrs. Dobson, Scott and Serota has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee met four times during 2009, and each member of the committee attended at least seventy-five percent of all of the meetings held during this period.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. Oliver and Jordan, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and maintains a succession plan for our Chief Executive Officer. Mr. Oliver serves as the chairman of this committee. The Nominating and Governance Committee met one time during 2009 and each member of the committee attended the meeting.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the

Nominating and Governance Committee considers the qualifications described on pages 5 and 6 of this Proxy Statement. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from a search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 by December 31 of the year preceding such meeting.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information – Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Gilliland, Jordan and Oliver, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Gilliland serves as chairman of the committee. The Compensation Committee met four times during 2009, and each member of the committee attended at least seventy-five percent of all of the meetings held during the period.

In 2009, the Compensation Committee directly retained the services of an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. The committee periodically seeks input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data. Longnecker’s analysis and recommendations are discussed further in the Compensation Discussion and Analysis on page 16. Other than providing studies related to our executive and director compensation programs that are requested by the Compensation Committee, Longnecker performs no additional consulting services for the Company.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2009. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2009, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCOAB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•

reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

•

reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC the Company’s internal control over financial reporting;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to AICPA Professional Standards Vol. 1 AU Section 380. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Everett R. Dobson

D. Dwight Scott

Jeffrey S. Serota

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Senior Vice President—Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for “spam” communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee. All communications designated for a director will be forwarded to that director.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee as set forth in our Bylaws and described above in “—Committees of the Board of Directors” or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated William A. Gilliland, D. Dwight Scott and Jeffrey S. Serota for reelection as directors to the Board. If elected, each nominee would serve a three-year term expiring at the close of our 2013 annual meeting, or until his successor is duly elected. Biographical information of the nominees is furnished above under “Director Biographical Information.”

Our Board of Directors contemplates that all of the nominees will be able to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors in accordance with applicable SEC rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2009 and 2008.

	2009	2008
	(In thousands)
Audit Fees	$2,198	$2,308
Audit-Related Fees	55	—
Tax Fees	160	638
All Other Fees	—	—

Total	$2,413	$2,946

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and internal controls over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audit and quarterly reviews. PricewaterhouseCoopers LLP has estimated that its audit fee for the annual audit of our financial statements for the 2010 fiscal year will be approximately $1.25 million to $1.40 million.

Audit-Related Fees. Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards and for the audit of financial statements presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X with respect to certain assets acquired by the Company in 2009.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the fees described above under audit fees, audit-related fees and tax fees for 2008 and 2009 were specifically pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Set forth below is information regarding each of our executive officers as of March 31, 2010:

Name	Age	Position
Tom L. Ward	50	Chairman, Chief Executive Officer and President
Dirk M. Van Doren	50	Executive Vice President and Chief Financial Officer
Matthew K. Grubb	46	Executive Vice President and Chief Operating Officer
Rodney E. Johnson	53	Executive Vice President – Reservoir Engineering
Todd N. Tipton	54	Executive Vice President – Exploration
Wayne C. Chang	48	Senior Vice President – Midstream
Randall D. Cooley	56	Senior Vice President – Accounting
Richard J. Gognat	51	Senior Vice President – Land and Legal, General Counsel and Corporate Secretary
Kevin R. White	52	Senior Vice President – Business Development
Mary L. Whitson	49	Senior Vice President – Human Resources
Thomas L. Winton	63	Senior Vice President – Information Technology and Chief Information Officer

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President since December 2006. Biographical information about Mr. Ward can be found above under the heading “Election of Directors – Director Nominees.”

Dirk M. Van Doren. Mr. Van Doren has served as our Executive Vice President and Chief Financial Officer since June 2006. He served in High Yield Research at Goldman Sachs from 1999 until May 2006. Mr. Van Doren graduated from Colgate University in 1981 with a Bachelor of Arts degree in Political Science and International Relations and earned a Masters degree in Business Administration from Duke University, The Fuqua School of Business in 1985.

Matthew K. Grubb. Mr. Grubb has served as our Executive Vice President and Chief Operating Officer since June 2007. Prior to this, he had served as our Executive Vice President – Operations since August 2006. Mr. Grubb was employed by Samson Resources beginning in 1995 and served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources from 2002 through July 2006. Mr. Grubb earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

Rodney E. Johnson. Mr. Johnson joined us as Vice President of Reservoir Engineering in January 2007 and was promoted to Senior Vice President – Reservoir Engineering in June 2007 and then to Executive Vice President – Reservoir Engineering in January 2009. He most recently served as Manager of Reservoir Engineering over Texas and Louisiana Regions for Chesapeake Energy Corporation from October 2003 through December 2006. Prior to this, Mr. Johnson served as Manager of Technology for Aera Energy LLC (a joint venture of Exxon Mobil Corporation and Royal Dutch Shell plc) where he held positions of increasing importance from 1996 through September 2003. Mr. Johnson graduated from Wichita State University in 1980 with a Bachelor of Science degree in Mechanical Engineering. He has been a registered Professional Engineer since 1988.

Todd N. Tipton. Mr. Tipton joined us as Executive Vice President – Exploration in September 2006. Prior to this, he was Exploration Manager of the Western Division from 2001 through August 2006 for Devon Energy Corporation. He received a Bachelor degree in Geology from The State University of New York at Buffalo in 1977 and completed an executive development program at The Johnson Graduate School of Management at Cornell University. Mr. Tipton is a member of the Rocky Mountain Association of Geologists and a member of the Independent Petroleum Association of Mountain States.

Wayne C. Chang. Mr. Chang joined us as Vice President – Midstream in February 2007 and was promoted to Senior Vice President – Midstream in January 2009. Mr. Chang was most recently served as the Director of Producer Services for Enogex, Inc., the largest gas gatherer and intrastate transporter of gas in the State of Oklahoma. Prior to this, he worked for diversified oil and gas companies such as Conoco Inc., Phillips Petroleum Company and Chesapeake Energy Corporation focusing on the midstream sector. Mr. Chang graduated from the University of Oklahoma with a Bachelor of Science Degree in Chemical Engineering in 1984.

Randall D. Cooley. Mr. Cooley joined us as Vice President – Accounting in November 2006, upon acquisition of NEG Oil & Gas LLC and was promoted to Senior Vice President – Accounting in January 2008. Prior to joining SandRidge, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

Richard J. Gognat. Mr. Gognat has served as our Senior Vice President – Land and Legal, General Counsel and Corporate Secretary since June 2008. Prior to this, Mr. Gognat was employed by DCP Midstream, LLC (a joint venture of ConocoPhillips and Spectra Energy Corp.) and its predecessors since 1994, most recently as Assistant General Counsel and Assistant Secretary. Mr. Gognat received a Bachelor of Science degree in Business Administration from Regis University in 1982 and a Juris Doctorate from the University of Tulsa College of Law in 1989.

Kevin R. White. Mr. White joined us as Senior Vice President – Business Development in January 2008. Prior to joining SandRidge, he worked for six years as a consultant in the oil and gas industry. Mr. White served as Executive Vice President of Corporate Development and Strategic Planning for Louis Dreyfus Natural Gas Corp. from 1993 until the company was sold in 2001. He attended Oklahoma State University, receiving his Bachelor of Science degree in Accounting in 1979 and a Master of Science degree in Accounting and his Certified Public Accountant qualification in 1980.

Mary L. Whitson. Ms. Whitson has served as our Senior Vice President – Human Resources since September 2006. Ms. Whitson was the Vice President – Human Resources for Chesapeake Energy Corporation through August 2006, where she held human resources management positions of increasing responsibility for more than eight years. She attended Oklahoma State University and received a Bachelor of Science degree from the University of Central Oklahoma in 1996.

Thomas L. Winton. Mr. Winton has served as our Senior Vice President – Information Technology and Chief Information Officer since May 2006. Prior to joining us, Mr. Winton served as Senior Vice President and Chief Information Officer for Chesapeake Energy Corporation from July 1998 until retiring in July 2005. Mr. Winton obtained a Bachelor of Science degree in Mathematics from Oklahoma Christian University in 1969, a Master of Mathematics degree from Creighton University in 1973, and Masters degree in Business Administration from the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Tuck School of Business, Dartmouth College in 1987.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives and practices with respect to our executive officers; and (3) summarizes the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.”

Name	Principal Position
Tom L. Ward	Chairman, Chief Executive Officer and President
Dirk M. Van Doren	Executive Vice President and Chief Financial Officer
Matthew K. Grubb	Executive Vice President and Chief Operating Officer
Todd N. Tipton	Executive Vice President – Exploration
Rodney E. Johnson	Executive Vice President – Reservoir Engineering

General

Our compensation philosophy and the objectives of our compensation program are designed to provide our executive officers, including our named executive officers, compensation consisting of the following elements of compensation:

Compensation Element	General Objective	Key Features
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities	Established to be competitive with our peers, while aligned with individual responsibilities and performance
Cash Bonus Awards	Reward near-term financial, operational and individual performance	Discretionary cash payments established to be competitive with our peers, while aligned with individual responsibilities and performance
Long-term Incentives	Align executives’ compensation with interests of stockholders, encourage retention and reward individual performance	Restricted stock grants vest ratably over four years
Health & Welfare Benefits	Maintain a competitive position in terms of attracting and retaining officers and other employees	Participation in health and welfare and 401(k) plans is on the same terms for all employees. Non-qualified deferred compensation plan is available to executives and eligible employees.
Perquisites	Maintain a competitive position in terms of attracting and retaining officers though not intended to represent a significant role in total compensation	Includes benefits that provide for the protection and well-being of our Chief Executive Officer, including air travel, some personal security services and accounting support

Additionally, we have entered into written employment agreements with each of our executive officers, including each named executive officer, to help ensure the retention of these individuals in a highly competitive marketplace.

The Compensation Committee typically reviews the components of our executive officer compensation program on a semi-annual basis, in December and June of each year, and approves adjustments as it deems appropriate. The Compensation Committee has selected and directly retained the services of an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Longnecker. The committee periodically seeks input from Longnecker on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data.

The Compensation Committee and Longnecker work with our Senior Vice President – Human Resources to establish an agenda and prepare meeting materials for each meeting during which the committee reviews the compensation for our executive officers. Mr. Ward and our Senior Vice President – Human Resources typically attend and participate in all or a portion of each Compensation Committee meeting, depending on the nature of the matters to be discussed. For the June and December 2009 compensation reviews, Mr. Ward provided his recommendations regarding each element of executive officer compensation in conjunction with the analysis provided by Longnecker. As 2009 proved to be a challenging year for the industry as a whole, in making his recommendations in December 2009, Mr. Ward considered several key accomplishments by executive officers including the ability to raise approximately $1.6 billion in the capital markets during 2009, the continued progress of the construction of the Century Plant and strategic acquisitions of oil and gas assets. After receiving recommendations from Mr. Ward and Longnecker, the Compensation Committee determined appropriate adjustments to our officers’ compensation based on the totality of the information provided.

Mr. Ward and our Senior Vice President – Human Resources assume active roles in the evaluation, design or administration of our compensation program for all of our executive officers, including the named executive officers. Messrs. Van Doren and Grubb participate in the administration of the program for other of our executive officers.

Executive Compensation Program

We have a strong, experienced senior management team, which we believe is necessary to execute our business plan. We recruited a number of our named executive officers, as well as others, in a period of intense competition for experienced exploration and production company executives. Accordingly, our compensation philosophy reinforces our ability to attract, retain and motivate top talent and support our position as an employer of choice in the oil and gas industry. Our competitive compensation package strengthens our ability to strategically and opportunistically attract executive officers by offering competitive cash compensation packages with the potential for the returns associated with equity ownership. The retention aspect of our program creates value to our Company and stockholders through the continuity we maintain in our leadership and operations.

To ensure our executive compensation program supports our overall compensation philosophy and objectives, Mr. Ward and the Compensation Committee assess individual and Company performance measures and use professional judgment and competitive benchmarking.

Assessment of Individual and Company Performance. Oil and natural gas prices are volatile and often driven by factors that are beyond the control of our executive officers. Therefore, we do not currently base executive officer compensation decisions on pre-established performance targets as most of the applicable operational and financial performance measures are contingent upon the prices we receive or expect to receive from the sale of oil and natural gas. When determining the total value of compensation provided to our executive officers, our Compensation Committee evaluates various aspects of individual and Company performance in light of volatility in commodity prices. Performance elements considered may include reserve and production growth, finding and development costs, lease operating expenses, financial accomplishment, successful capital raising initiatives, risk management, successful completion of major projects including asset acquisition and disposition transactions, individual performance of the executive officer and the performance of the executive’s department. These elements are not specifically weighted in determining the amount of the incentive payouts because the relative importance of each element may change from time to time and the responsibilities of each executive officer as they contribute to the achievement of any particular objective may vary.

Competitive Benchmarking. Our Compensation Committee compares pay practices for our executive officers against the pay practices of other companies in our industry to assist it in the review and comparison of each element of compensation for our executive officers. This practice recognizes that (1) the amount of compensation we provide to our executive officers must be competitive in the marketplace and (2) industry trends should be considered when assessing the forms and amounts of compensation provided to our executive officers.

For the purpose of the Compensation Committee’s review of compensation paid to our executive officers in 2009, the committee reviewed information assembled by Longnecker, which consisted of the executive compensation programs of the following companies:

Mid-sized Peer Companies	Large Peer Companies
ATP Oil & Gas Corporation	Anadarko Petroleum Corporation
Denbury Resources Inc.	Apache Corporation
Forest Oil Corporation	Chesapeake Energy Corporation
Mariner Energy, Inc.	Devon Energy Corporation
Newfield Exploration Company	EOG Resources, Inc.
Petrohawk Energy Corporation	Noble Energy, Inc.
Pioneer Natural Resources Company	XTO Energy Inc.
Plains Exploration & Production Company
Quicksilver Resources Inc.
Range Resources Corporation
Southwestern Energy Company
Ultra Petroleum Corp.

We refer to the companies whose compensation program information was used by the Compensation Committee collectively as our “Peer Companies.”

We believe we must recruit and retain executive officers with significant and diverse experience and skills to properly execute our business plan. In order to compete with larger Peer Companies for these officers, we often target compensation levels that are greater than those of mid-sized Peer Companies with total revenues comparable to ours. Accordingly, we have positioned our compensation practices strategically within range of the compensation practices of our Peer Companies to recognize the high degree of responsibility and quality of our executive management team. With the advice of Longnecker, our Compensation Committee may periodically review and update the companies that comprise our Peer Companies in order to continually make informed decisions regarding our executive compensation program.

At the time of the December 2009 compensation review, the amount of total direct compensation provided to our Chief Executive Officer ranked below the 90th and 50th percentiles of such amounts provided to executive officers at mid-sized Peer Companies and large Peer Companies, respectively. The amount of total direct compensation provided to our other named executive officers ranked below the 75th and 50th percentiles of the amounts of total direct compensation provided to executive officers at mid-sized Peer Companies and large Peer Companies, respectively.

Elements of our Executive Compensation Program

Base Salaries. We provide our executive officers with annual base salaries to compensate them for services rendered during the year. Our philosophy is to establish base salaries that are commensurate with job responsibilities and competitive with salaries paid by our Peer Companies. In addition to providing compensation that is competitive with the market, the base salaries of our executive officers are intended to reflect the relative importance of each individual’s position within the Company.

The Compensation Committee reviews each executive officer’s base salary in December and June of each year. The Compensation Committee’s reviews consist of assessing Mr. Ward’s recommendations regarding each executive officer’s salary, including his own, and evaluating the recommendations in light of the Peer Company benchmarking information provided to the committee.

Factors the Compensation Committee considers when determining semi-annual salary adjustments include:

•	the responsibilities of the executive officer;

•	the period over which the executive officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition, salary adjustments are made based on our overall performance and competitive market conditions. Although no formulaic weighting is assigned to any one of these factors, significant emphasis is placed on current market levels and the individual’s skills, seniority and previous industry experience, which are evaluated on a case-by-case basis.

The Compensation Committee evaluated Mr. Ward’s recommendations related to the base salaries of our executive officers for the compensation reviews conducted in December 2008 and June 2009. Following discussion and analysis of the factors discussed above, and after adjustments to Mr. Ward’s recommendations, the Compensation Committee approved the base salaries of our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Cash Bonus Awards. In addition to competitive base salaries, we provide our executive officers semi-annual cash bonuses intended to encourage the attainment of our near and long-term strategic, operational and financial goals and individual performance measures. The payment of semi-annual bonuses also encourages executive officer retention and continuity because an executive officer must be employed by us on the relevant bonus payment date in order to receive his or her bonus payment.

Our Compensation Committee reviews cash bonus award levels for our executive officers by assessing Mr. Ward’s recommendations regarding each executive officer’s cash bonus award, including his own, and evaluating the recommendations in light of the Peer Company benchmarking information provided to the committee. Cash bonus awards are based on the committee’s subjective evaluation of the performance of the Company and the individual over the previous six months in light of the considerations described above. Currently, greater consideration is given to strategic and operational performance, rather than financial performance, as strategic and operational performance most directly result in long term value to our stockholders. Performance is evaluated in the following areas: the successful completion of particular projects; productivity unique to an officer’s responsibilities; management of an officer’s budgetary responsibilities; the acquisition and implementation of new technical knowledge; individual accomplishments that further Company objectives; and performance of functional responsibility.

Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on specific Company or individual performance criteria or targets. We believe this discretionary and subjective approach helps to mitigate the incentive an executive officer may have to take excessive risk to increase his or her potential cash bonus.

The Compensation Committee evaluated Mr. Ward’s bonus recommendations for the compensation reviews conducted in June 2009 and December 2009. Following discussion and analysis of the factors discussed above, and after adjustments to Mr. Ward’s recommendations, the members of the Compensation Committee approved the cash bonus awards for our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Restricted Stock Grants. Our Board of Directors has the discretion to grant restricted stock under our 2005 Stock Plan and 2009 Incentive Plan pursuant to our restricted stock awards program. Restricted stock awards are granted on a semi-annual basis and typically vest over a four-year period. We believe these long–term incentive awards help us to attract highly qualified individuals and align their compensation with the interests of our stockholders. In addition, the gradual vesting period of these awards serves as a tool for the retention of our employees, including our executive officers.

Grants of restricted stock are based on a subjective evaluation of the same factors that are used to determine the base salary levels described above, taking into consideration the Peer Company benchmarking information provided to the Compensation Committee. In addition, the Compensation Committee considers the cost of such equity awards, the potential impact on dilution and the relative value in relation to the other components of the executive compensation program.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Under the terms of each named executive officer’s employment agreement, we will pay the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area. The terms of Mr. Ward’s employment agreement provide for accounting support from certain Company employees for his personal investments. Mr. Ward reimburses us for half of each such accounting support employee’s annual salary and cash bonus. We have also agreed to provide access to an aircraft at our expense for the personal travel of Mr. Ward and his family and guests who accompany him or them. Mr. Ward pays all personal income taxes accruing as a result of aircraft use for personal travel. In addition, from time to time, the Company provides personal security to Mr. Ward and his family.

Retirement Plan. We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 15% of employee deferred wages. Matching contributions are made in shares of our common stock.

Nonqualified Deferred Compensation Plan. We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made with our common stock.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements of our Named Executive Officers. We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•

Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•

Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we are obligated to pay certain compensation and other benefits to the terminated named executive officer. We believe these payments are appropriate because they represent the general market triggering events found in employment agreements of companies against whom we compete for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition. We do not currently have ownership requirements or a stock retention policy for our named executive officers in general. However, Mr. Ward’s employment agreement requires the value of the shares of our common stock that he beneficially owns to remain above 500% of his annual salary and bonus. Based on Mr. Ward’s salary and bonus paid during 2009, the current price of our common stock and Mr. Ward’s current share ownership levels, he is well above the required holding amount. We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and reevaluate our position with respect to stock ownership and hedging guidelines.

Risk. Our compensation program for executives is designed to discourage excessive risk taking. In that regard, (i) cash bonuses are discretionary and not awarded pursuant to a formal plan or agreement or based on specific individual or Company performance metrics; (ii) incentive compensation is currently provided only in the form of restricted stock awards, which (a) unlike awards in the form of stock options, does not provide an incentive to take unnecessary risk to increase stock price; (b) is not tied to formulas that could focus executives on specific short-term outcomes; and (c) vests over a four year to better align the compensation of our executive officers with the interests of our long-term stockholders.

Tax Treatment of Executive Compensation Decisions. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long-term strategic objectives.

Changes to Executive Compensation Due to Market Conditions. As of the date of this Proxy Statement, current economic conditions and recent financial institution crises have not affected how we evaluate executive compensation. However, we are mindful of the current state of the United States and world economies and continue to evaluate whether adjustments to executive compensation are appropriate in light of such circumstances.

Compensation Decisions for 2010. During the compensation review conducted in December 2009, the Compensation Committee approved base salaries for our named executive officers for 2010 in the following amounts: Mr. Ward – $1,500,000; Mr. Van Doren – $650,000; Mr. Grubb – $750,000; Mr. Tipton – $400,000 and Mr. Johnson – $375,000. In addition, the Compensation Committee approved the following awards of restricted stock for our named executive officers to be effective as of January 8, 2010: Mr. Ward – 812,500 shares; Mr. Van Doren – 100,000 shares; Mr. Grubb – 100,000 shares; Mr. Tipton – 27,500 shares; and Mr. Johnson – 20,000 shares. The last trading price for a share of our common stock on the New York Stock Exchange on January 8, 2010 was $10.84. The Compensation Committee currently expects to approve similar awards during the June 2010 compensation review.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Members

William A. Gilliland

Daniel W. Jordan

Roy T. Oliver, Jr.

Summary Compensation

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2007, 2008 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	All Other Compensation(3)	Total
Tom L. Ward	2009	$1,212,894	$1,350,000	$9,406,250	$1,772,829	$13,741,973
Chairman, Chief Executive	2008	$1,185,680	$1,050,000	$15,824,681	$1,286,484	$19,346,845
Officer and President	2007	$1,078,023	$1,450,000	$12,225,000	$772,066	$15,525,089

Dirk M. Van Doren	2009	$589,586	$735,000	$1,495,800	$200,171	$3,020,557
Executive Vice President	2008	$567,135	$735,000	$4,194,900	$192,100	$5,689,135
and Chief Financial Officer	2007	$476,374	$650,000	$1,980,000	$68,726	$3,175,100

Matthew K. Grubb	2009	$588,904	$675,000	$1,671,200	$170,068	$3,105,172
Executive Vice President	2008	$515,591	$460,000	$3,495,750	$121,206	$4,592,547
and Chief Operating Officer	2007	$426,236	$400,000	$885,000	$61,514	$1,772,750

Todd N. Tipton	2009	$372,443	$289,000	$448,740	$96,972	$1,207,155
Executive Vice President —	2008	$357,115	$270,000	$1,258,470	$90,124	$1,975,709
Exploration	2007	$313,393	$210,000	$765,000	$445,091	$1,733,484

Rodney E. Johnson	2009	$351,544	$325,000	$332,400	$96,929	$1,105,873
Executive Vice President —	2008	$317,056	$277,200	$932,200	$64,739	$1,591,195
Reservoir Engineering(1)	2007	—	—	—	—	—

(1)	Mr. Johnson became an employee on January 24, 2007. He qualified as a named executive officer for the first time in 2008.

(2)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. See “— Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)	All Other Compensation provided to our named executive officers consists of the following:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Deferred Compensation Match(a)	Relocation Expenses or Bonus	Perquisites(b)	Total
Tom L. Ward	2009	$360	$22,000	$327,356	—	$1,423,113	$1,772,829
	2008	$360	$15,500	$314,442	—	$956,182	$1,286,484
	2007	$360	$15,500	$142,288	—	$613,918	$772,066

Dirk M. Van Doren	2009	$360	$22,000	$177,811	—	—	$200,171
	2008	$360	$15,500	$176,240	—	—	$192,100
	2007	$360	$15,500	$52,866	—	—	$68,726

Matthew K. Grubb	2009	$360	$16,500	$153,208	—	—	$170,068
	2008	$360	$15,500	$105,346	—	—	$121,206
	2007	$360	$15,500	$45,654	—	—	$61,514

Todd N. Tipton	2009	$360	$22,000	$74,612	—	—	$96,972
	2008	$360	$20,500	$69,264	—	—	$90,124
	2007	$360	$20,500	$24,231	$400,000	—	$445,091

Rodney E. Johnson	2009	$360	$22,000	$74,569	—	—	$96,929
	2008	$360	$20,500	$43,879	—	—	$64,739
	2007	—	—	—	—	—	—

(a)	The amount reported in this column for Mr. Grubb in 2007 has been increased by $16,802 from the amount previously reported. The Company determined that it did not make contributions to match all of the deferrals made by Mr. Grubb in 2007. Accordingly, on May 5, 2009, the Company contributed an additional 469 shares of common stock to Mr. Grubb’s NQDC Plan account based on the closing price for a share of our common stock on December 31, 2007.

(b)	The amount reported in this column for Mr. Ward in 2009 includes (i) $764,767 for costs related to accounting support from our employees for Mr. Ward’s personal investments; (ii) $194,169 for costs related to aircraft usage; (iii) $102,245 for personal security provided to Mr. Ward and his family; and (iv) $12,246 for club membership dues and fees. Accounting support costs include 50% of the salaries and bonuses paid to the employees primarily engaged in providing these services and 100% of the costs of the benefits the Company provides to these employees. The amounts attributable to aircraft usage and personal security are based on the incremental cost to the Company. Incremental cost for aircraft usage is based solely on direct operating costs, including fuel, airport fees and incremental pilot costs, of Company owned aircraft (excluding capital costs of the aircraft) and costs attributable to leasing aircraft not owned by the Company (based on hourly fees), and incremental cost for Mr. Ward’s personal security includes the cost of equipment installation and maintenance and salaries and fees for security personnel. The amounts reported in this column for 2008 and 2007 include $759,611 and $463,973 for accounting support costs, $193,184 and $144,039 for airplane usage costs, and $3,387 and $5,906 for club membership dues and fees.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an equity award made to our named executive officers in 2009 pursuant to our restricted stock awards program.

Grants of Plan-Based Awards for the Year Ended December 31, 2009

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
Tom L. Ward	January 9, 2009	500,000	$3,925,000
	July 10, 2009	625,000	$5,481,250
Dirk M. Van Doren	January 9, 2009	90,000	$706,500
	July 10, 2009	90,000	$789,300
Matthew K. Grubb	January 9, 2009	90,000	$706,500
	July 10, 2009	110,000	$964,700
Todd N. Tipton	January 9, 2009	27,000	$211,950
	July 10, 2009	27,000	$236,790
Rodney E. Johnson	January 9, 2009	20,000	$157,000
	July 10, 2009	20,000	$175,400

Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to gain an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

Employment Agreement of Tom L. Ward. Mr. Ward serves as our Chief Executive Officer and President under the terms of an employment agreement that is extended each year on the anniversary of the effective date so that, until the Company provides notice of non-renewal, the agreement’s remaining term is at least two years and no more than three years. The agreement entitles Mr. Ward to a base salary of not less than $950,000, subject to increase at the discretion of the Board of Directors, and the opportunity to earn a cash bonus to be determined in the sole discretion of the Board of Directors or the Compensation Committee of the Board. The employment agreement also describes the following forms of compensation to be provided to Mr. Ward:

•	half of the salaries and bonuses we pay to our employees that provide accounting support for his personal investments;

•	the fees and expenses related to one country club membership in Oklahoma City, Oklahoma;

•	use of the Company’s aircraft for the personal travel for himself and his family and guests who accompany him; and

•	participation in all of our benefit plans and programs.

Mr. Ward’s employment agreement also contains non-competition and confidentiality provisions in the event Mr. Ward’s employment with us is terminated and further includes provisions governing the payment of severance benefits if his employment is terminated by us without cause or in connection with a change in control. The agreement also addresses termination due to Mr. Ward’s death or disability. For a description of these payments, please read “— Potential Payments upon Termination or Change in Control” below.

Additionally, if any of the payments or benefits described above are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Ward is entitled to receive a gross-up payment equal to the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

Employment Agreements of our Other Named Executive Officers. Each of our other named executive officers serves as an officer under the terms of an employment agreement. The employment agreements with each of Messrs. Van Doren, Grubb and Tipton are effective as of January 1, 2008 and provide for an initial two-year term that automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. The employment agreement of Mr. Johnson is effective as of January 1, 2009 and provides for an initial one-year term that automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. Each of these agreements was extended on January 1, 2010. Pursuant to each of these employment agreements, we agreed to pay an annual base salary equal to or greater than the minimum amount set forth in each respective agreement as follows: Mr. Van Doren – $550,00; Mr. Grubb – $500,000; Mr. Tipton – $345,000; and Mr. Johnson – $344,500. In addition to base salary, the terms of the agreements provide for (i) additional bonus compensation, to be determined in our sole discretion, (ii) awards of restricted stock under and subject to our equity compensation plans, (iii) the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area; and (iv) benefits under all other benefit plans generally provided to our other executive officers.

Each employment agreement also includes provisions governing the payment of severance benefits if employment is terminated by us without cause or in connection with a change of control. Each agreement also addresses termination due to death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

2005 Stock Plan

Prior to the initial public offering of our common stock in November 2007, we assumed the Riata 2005 Stock Plan (the “2005 Stock Plan”). The 2005 Stock Plan authorizes the granting of stock options, stock appreciation rights, restricted stock, phantom stock and other equity-based awards to our employees, directors and consultants. In addition, the 2005 Stock Plan authorizes cash-denominated awards that may be settled in cash, stock or any combination thereof. The purpose of the 2005 Stock Plan is to attract, retain and provide incentives to our officers, other associates, directors and consultants and to thereby increase overall stockholder value. Currently, only awards of restricted stock are made under the terms of the 2005 Stock Plan.

Restricted stock awards are grants of common stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. The grants of restricted stock are issued and outstanding shares from the date of the grant but are subject to forfeiture. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited back to the Company. In most cases, holders of outstanding shares of restricted stock will not have the right to vote the shares of restricted stock granted under the 2005 Stock Plan until all restrictions, terms and conditions are satisfied.

The 2005 Stock Plan authorizes 7,074,252 shares of common stock to be used for awards. As of March 31, 2010, 1,929,130 shares, representing 0.91% of the outstanding shares of our common stock, are available to be used for future awards. If an award made under the 2005 Stock Plan expires, terminates or is forfeited, cancelled, settled in cash without issuance of shares of common stock covered by the award, or if award shares are used to pay for other award shares, those shares will be available for future awards under the 2005 Stock Plan.

2009 Incentive Plan

In June 2009, our stockholders approved the adoption of the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”). The 2009 Incentive Plan authorizes the granting of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and any other form of award based on the value (or the increase in value) of shares of our common stock. The 2009 Incentive Plan also permits cash incentive awards. Any current employee, officer, director, consultant or advisor of the Company and any of its present or future parent or subsidiary entities or any other business venture in which we have a controlling interest is eligible to be granted an award.

Subject to adjustments allowed under the 2009 Incentive Plan, the 2009 Incentive Plan authorizes up to 12,000,000 shares of common stock to be used for awards. As of March 31, 2010, 8,183,140 shares, representing 3.87% of the outstanding shares of our common stock, are available to be used for future awards. If any award made under the 2009 Incentive Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2009:

Outstanding Equity Awards as of December 31, 2009

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Tom L. Ward	1,715,554	(2)	$16,177,674
Dirk M. Van Doren	300,000	(3)	$2,829,000
Matthew K. Grubb	278,750	(4)	$2,628,613
Todd N. Tipton	94,250	(5)	$888,778
Rodney E. Johnson	62,500	(6)	$589,375

(1)	Valuations are based on $9.43 per share, which was the last trading price for a share of our common stock on the NYSE on December 31, 2009.

(2)

Includes 150,000 shares of the 300,000 shares of restricted stock on granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 162,500 shares of the 325,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 175,781 shares of the 234,375 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 102,273 shares of the 136,364 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012; 500,000 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 625,000 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July on each of the years 2010, 2011, 2012 and 2013.

(3)

Includes 2,500 shares of the 10,000 shares of restricted stock granted July 1, 2006, the terms of which provide for vesting in 25% increments on the 1st day of July in each of the years 2007, 2008, 2009 and 2010; 20,000 shares of the 40,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 30,000 shares of the 60,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 33,750 shares of the 45,000 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 33,750 shares of the 45,000 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012.; 90,000 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 90,000 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July in each of the years 2010, 2011, 2012 and 2013.

(4)

Includes 10,000 shares of the 20,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 12,500 shares of the 25,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 28,125 shares of the 37,500 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 28,125 shares of the 37,500 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012; 90,000 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 110,000 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July in each of the years 2010, 2011, 2012 and 2013.

(5)

Includes 12,500 shares of the 25,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 7,500 shares of the 15,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 10,125 shares of the 13,500 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 10,125 shares of the 13,500 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012; 27,000 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 27,000 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July in each of the years 2010, 2011, 2012 and 2013.

(6)

Includes 2,500 shares of the 5,000 shares of restricted stock granted January 31, 2007, the terms of which provide for vesting in 25% increments on the 31st day of January in each of the years 2008, 2009, 2010 and 2011; 5,000 shares of the 10,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 7,500 shares of the 10,000 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 7,500 shares of the 10,000 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012; 20,000 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 20,000 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July in each of the years 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested

The following table reflects the restricted stock of each of our named executive officers that vested during 2009. No stock options were outstanding or exercised in 2009.

Option Exercises and Stock Vested for the Year Ended December 31, 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Tom L. Ward	248,935	$2,060,253
Dirk M. Van Doren	50,000	$418,550
Matthew K. Grubb	30,000	$249,875
Todd N. Tipton	16,750	$138,043
Rodney E. Johnson	8,750	$71,800

(1)	Valuations for all of the named executive officers are based on the last trading price for a share of our common stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan (“the NQDC Plan”) for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our common stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror many of the investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, the participant’s balance is paid in a lump sum in cash as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation in the plan.

The following table sets forth activity under the NQDC Plan for 2009:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Tom L. Ward	$327,003	$327,356	$217,528	—	$1,338,535
Dirk M. Van Doren	$177,401	$177,811	$129,151	—	$706,542
Matthew K. Grubb	$153,208	$153,208	$99,492	—	$559,968
Todd N. Tipton	$74,256	$74,612	$62,905	—	$381,966
Rodney E. Johnson	$74,569	$74,569	$33,021	—	$232,943

(1)	Matching contributions are made with shares of our common stock and are included as “All Other Compensation” in the Summary Compensation Table for the 2009 fiscal year.

(2)	Includes amounts included as All Other Compensation in the Summary Compensation Table for the 2007 and 2008 fiscal years equal to $142,228 and $314,442 for Mr. Ward; $52,866 and $176,240 for Mr. Van Doren; $45,654 and $105,346 for Mr. Grubb; $24,231 and $69,264 for Mr. Tipton; and $0 and $43,879 for Mr. Johnson, respectively.

Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreement of Tom L. Ward

Termination Other Than For Cause. In the event we terminate Mr. Ward’s employment other than for Cause (as defined in Mr. Ward’s employment agreement), Mr. Ward is entitled to receive (1) his base salary in effect on the date of termination during the remaining term of the employment agreement or through the expiration date of the agreement and (2) any vacation pay accrued but unused through the date of termination.

Termination in Connection with Change in Control. In the event that Mr. Ward’s employment is terminated within one year of a Change in Control event (as defined in the agreement) other than for Cause, death or disability, Mr. Ward is entitled to receive (1) a single, lump sum severance payment within ten days of termination equal to three times his base salary for the last twelve calendar months and bonus paid (based on an average of the last three annual bonuses paid) and (2) any applicable Gross-Up Payment (as defined below). If the foregoing amount is not paid within ten days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. To the extent that any payment or distribution is subject to excise tax under Section 4999 of the Code or any other interest or penalties related to such excise tax (collectively, “Excise Tax”), the agreement provides we will pay an additional amount (the “Gross-Up Payment”) such that, after payment by Mr. Ward of all taxes on the Gross-Up Payment, he will retain an amount of the Gross-Up Payment equal to the Excise Tax.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination without Cause or in connection with a Change in Control, all of Mr. Ward’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately become 100% vested. Further, Mr. Ward’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Mr. Ward’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

Termination for Cause. In the event Mr. Ward is terminated for Cause, we will have no obligation to provide further payments or benefits.

Voluntary Termination. In the event Mr. Ward voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If Mr. Ward desires to voluntarily terminate, he must give 90 days notice of his intent to terminate during which time he can use accrued vacation time or be paid for such days.

Termination due to Disability. If Mr. Ward’s employment is terminated due to disability, then he is entitled to receive base salary through the remaining term of his employment agreement or through the expiration date of the agreement.

Termination due to Death. In the event Mr. Ward’s employment terminates due to death, then his estate is entitled to receive his base salary payment for twelve months after termination and any accrued benefits.

Severance Under Employment Agreements of our Other Named Executive Officers

Termination Other Than For Cause. In the event we terminate a named executive officer’s employment other than for Cause (as defined in his employment agreement), the terminated executive is entitled to receive an amount equal to twelve months base salary in effect on the date of termination, and if at the time of such termination Mr. Ward is not the Chairman and Chief Executive Officer of the Company, then (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the executive immediately prior to such termination will immediately become 100% vested; and (b) the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.

Termination in Connection with Change in Control. In the event that employment is terminated within one year of a Change in Control event (as defined in the agreements) other than for Cause, death or disability, the executive is entitled to receive a single, lump sum severance payment within ten days of termination equal to two times his base salary for the last twelve calendar months and bonus paid (based on an average of the last three annual bonuses paid or such lesser number of years as he was employed). If the foregoing amount is not paid within ten days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. The right to this termination compensation upon a Change in Control is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination in connection with a Change in Control, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately become 100% vested. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights. The right to this termination compensation is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

Termination for Cause. In the event the executive is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination. In the event the executive voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If the executive desires to voluntarily terminate, he must give 30 days notice of his intent to terminate.

Termination due to Disability. If the executive’s employment is terminated due to disability, then he is entitled to receive six months base salary. This amount will be reduced by any benefits payable under any disability plans provided by us pursuant to his employment agreement.

Termination due to Death. In the event the executive’s employment terminates due to death, then his estate is entitled to receive base salary payments for twelve months after termination.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2009. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other than for Cause		Termination for Cause	Termination in Connection with a Change in Control		Termination Due to Disability		Termination Due to Death
Tom L. Ward	$3,176,466	(a)	—	$10,607,946	(b)	$3,032,235	(c)	$1,357,125	(d)
Dirk M. Van Doren	$589,586	(e)	—	$1,908,172	(f)	$294,793	(g)	$589,586	(h)
Matthew K. Grubb	$588,904	(e)	—	$1,852,808	(f)	$294,452	(g)	$588,904	(h)
Todd N. Tipton	$372,443	(e)	—	$1,033,886	(f)	$186,222	(g)	$372,443	(h)
Rodney E. Johnson	$351,544	(e)	—	$1,028,088	(f)	$175,772	(g)	$351,544	(h)

(a)	Includes $3,032,235 (Mr. Ward’s base salary for thirty months, which was the remaining term of his employment agreement as of December 31, 2009), and the maximum value of his accrued vacation (assuming he took no time off during the year) of $144,231.

(b)	If Mr. Ward were terminated within one year of a Change in Control event other than for Cause, death or disability, his cash severance would equal $7,488,681, which is three times the sum of his base salary in 2009 of $1,212,894 plus his bonus (based on the average of Mr. Ward’s last three annual bonuses) of $1,283,333, plus a Gross-Up Payment equal to $2,580,080 and an interest payment equal to $539,185, for a total cash payment of $10,607,946. Additionally, all of Mr. Ward’s 1,715,554 shares of unvested restricted stock held as of December 31, 2009 would vest, providing him a benefit equal to $16,177,674 based on a $9.43 per share price, which was the last trading price on December 31, 2009.

(c)	This amount represents Mr. Ward’s base salary for thirty months, which was the remaining term of his employment agreement as of December 31, 2009.

(d)	This amount includes 12 months’ salary plus the maximum value of his accrued vacation (assuming he took no time off during the year).

(e)	Amount is equal to twelve months’ base salary (as in effect on the date of termination).

(f)	Amount is equal to two times the sum of executive’s base salary for the last 12 calendar months plus the bonus paid during the last 12 calendar months. Additionally, all of each such named executive officer’s shares of unvested restricted stock held as of December 31, 2009 would vest, providing him a benefit based on a $9.43 per share price, which was the last trading price on December 31, 2009. For Mr. Van Doren, the benefit would equal $2,829,000 based on 300,000 shares; for Mr. Grubb, the benefit would equal $2,628,613 based on 278,750 shares; for Mr. Tipton, the benefit would equal $888,778 based on 94,250 shares; and for Mr. Johnson, the benefit would equal $589,375 based on 62,500 shares.

(g)	Amount is equal to six months’ base salary in effect on the date of termination.

(h)	Amount is equal to 12 months’ base salary in effect on the date of termination.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

Director Compensation

Directors who also serve as employees receive no compensation for serving on our Board of Directors. Non-employee directors are each entitled to receive a $50,000 annual retainer; however, directors serving on the Board of Directors on January 1, 2009 chose to forego their annual retainers for 2009. In addition, non-employee directors receive $12,500 for each in-person meeting attended not to exceed $75,000 in any given year. In 2009, each non-employee director also received grants of shares of restricted stock that will vest in 25% increments on each of the first four anniversaries following the date of grant.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Total
Everett Dobson(1)	$50,000	$68,753	$118,753
William A. Gilliland	$62,500	$237,506	$300,006
Daniel W. Jordan	$62,500	$237,506	$300,006
Roy T. Oliver, Jr.	$62,500	$237,506	$300,006
Stuart W. Ray(2)	$25,000	$100,001	$125,001
D. Dwight Scott	$50,000	$237,506	$300,006
Jeffrey S. Serota	$37,500	$237,506	$300,006

(1)	Mr. Dobson joined the Board of Directors on September 22, 2009.

(2)	Mr. Ray’s service on the Board of Directors ended at the end of his term on June 6, 2009.

(3)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors.

Outstanding Equity Awards

The following table reflects all outstanding equity awards held by our directors as of December 31, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Everett R. Dobson	5,305	(2)	$50,026
William A. Gilliland	35,011	(3)	$330,154
Daniel W. Jordan	35,011	(3)	$330,154
Roy T. Oliver, Jr.	35,011	(3)	$330,154
D. Dwight Scott	32,233	(4)	$303,957
Jeffrey S. Serota	32,233	(4)	$303,957

(1)	Valuation based on $9.43 per share, the last trading price on December 31, 2009.

(2)

Includes 5,305 shares of restricted stock granted September 30, 2009, the terms of which provide for vesting in 25% increments on the 30th day of September in each of the years 2010, 2011, 2012 and 2013.

(3)

Includes 2,778 shares of the 5,556 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 2,361 shares of the 3,149 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 1,454 shares of the 1,939 shares of restricted stock granted July 18, 2008, the terms of which provide for vesting in 25% increments on the 18th day of July in each of the years 2009, 2010, 2011 and 2012; 12,739 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 15,679 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July in each of the years 2010, 2011, 2012 and 2013.

(4)

Includes 2,361 shares of the 3,149 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; 1,454 shares of the 1,939 shares of restricted stock granted July 18, 2008, the terms of which provide for vesting in 25% increments on the 18th day of July in each of the years 2009, 2010, 2011 and 2012; 12,739 shares of restricted stock granted January 9, 2009, the terms of which provide for vesting in 25% increments on the 9th day of January in each of the years 2010, 2011, 2012 and 2013; and 15,679 shares of restricted stock granted July 10, 2009, the terms of which provide for vesting in 25% increments on the 10th day of July in each of the years 2010, 2011, 2012 and 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2009, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 211,206,682 shares of common stock that were outstanding as of March 31, 2010 plus any shares that may be acquired by each stockholder by May 30, 2010. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Tom L. Ward(1)	24,263,551	11.49%
Dirk M. Van Doren	220,199	*
Matthew K. Grubb	61,627	*
Rodney E. Johnson	21,816	*
Todd N. Tipton	29,344	*
Everett R. Dobson	25,800	*
William A. Gilliland(2)	1,517,901	*
Daniel W. Jordan	1,284,346	*
Roy T. Oliver, Jr.(3)	1,089,412	*
D. Dwight Scott(4)	—	—
Jeffrey S. Serota(5)	—	—
N. Malone Mitchell, 3rd(6)	11,038,104	5.23%
Entities affiliated with FMR, LLC(7)	22,239,783	10.53%
V. Prem Watsa(8)	25,096,592	10.93%
Mount Kellett Capital Management LP(9)	13,265,507	6.28%
All directors and executive officers as a group	28,663,694	13.57%

*	Less than 1%

(1)	Includes 79,000 shares held through an IRA. Mr. Ward has pledged 24,147,554 of these shares as security for personal loans.

(2)	Includes 1,388,489 shares held by Gillco Energy, LP, for which Mr. Gilliland exercises voting and dispositive power.

(3)	Held by Oliver Active Investments, LLC, for which Mr. Oliver exercises voting and dispositive power. Mr. Oliver has pledged all of these shares as security for personal loans.

(4)	Mr. Scott serves as a Senior Managing Director of GSO Capital Partners LP (“GSO”). Certain affiliates of GSO are the holders of record of 1,116,356 shares of our common stock. Pursuant to Mr. Scott’s employment arrangement with GSO, Mr. Scott is required to transfer to GSO or its clients, as applicable, all compensation, including all shares of restricted stock upon its vesting received in connection with his directorships for any portfolio companies of funds managed by GSO. Mr. Scott disclaims any beneficial ownership of the shares of our common stock owned by affiliates of GSO.

(5)

Mr. Serota is a senior partner in the Private Equity Group of Ares Management LLC (“Ares Management”). Certain investment funds managed by affiliates of Ares Management (together with Ares Management, the “Ares Entities”) beneficially own 10,005,245 shares of our common stock. Mr. Serota has been granted shares of restricted stock for his service as a director. To the extent such shares have vested (currently, 5,245 shares), he holds them as a nominee on behalf of, and for the sole benefit of, Ares Management and has assigned all economic, pecuniary and voting rights in respect of these securities to Ares Management. Mr. Serota disclaims beneficial ownership of all securities of our company directly and indirectly owned by the Ares Entities, except to the extent of any pecuniary interest of his in the Ares Entities.

(6)	The address for Mr. Mitchell is 4801 Gaillardia Parkway, Suite 225, Oklahoma City, Oklahoma 73142.

(7)	According to a Schedule 13G filed with the SEC on February 16, 2010, FMR LLC and its Chairman, Edward C. Johnson 3d, each beneficially owned 22,239,783 shares of common stock on December 31, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisors Act”), beneficially owned 21,968,956 shares common stock on December 31, 2009, including 4,380,656 shares of common stock it may acquire upon conversion of shares of our preferred stock, as a result of being an investment adviser to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act (the “Investment Company Act”).

Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, beneficially owned 245,866 shares of common stock on December 31, 2009, all of which are acquirable upon conversion of shares of our preferred stock, as a result of being an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act owning such shares.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, beneficially owned 24,961 shares of common stock on December 31, 2009, all of which are acquirable upon conversion of shares of our preferred stock, as a result of being an investment manager of institutional accounts owning such shares. Fidelity’s address is 82 Devonshire Street, Boston, Massachusetts, 02109. The address for each of PGALLC and PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

FMR LLC and Mr. Johnson, through their control of Fidelity, PGALLC and PGATC, each has sole voting and dispositive power over 22,239,783 shares, including 4,651,483. shares acquirable upon conversion of our preferred stock as reported above. Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(8)	On December 31, 2009, Fairfax Financial Holdings Limited (“Fairfax Financial”) and persons and entities affiliated with Fairfax Financial, as described in more detail below, beneficially owned 25,096,592 shares of common stock, which included 18,423,000 shares of common stock acquirable upon the conversion of shares of our preferred stock. The shares of common stock listed in the table above are beneficially owned as follows: (a) 147,000 shares by V. Prem Watsa; (b) 13,871,370 shares by each of 1109519 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“1109519”), The Sixty Two Investment Company Limited, which is a corporation incorporated under the laws of British Columbia (“Sixty Two”), 810679 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“810679”), Fairfax Financial, which is a corporation incorporated under the laws of Canada, and Fairfax Inc., which is a corporation incorporated under the laws of Wyoming; and (c) 11,078,222 shares by Odyssey America Reinsurance Corporation, which is a corporation incorporated under the laws of Connecticut (“Odyssey America”). The address for each of Mr. Watsa, 1109519, 810679 and Fairfax Financial is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7. The address for Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver British Columbia V6C 3L3, and the address for each of Fairfax Inc., and Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

(9)

According to a Schedule 13G filed with the SEC on March 8, 2010, the shares of common stock listed in the table above are held by Mount Kellett Master Fund II, L.P., a Cayman Islands exempted limited partnership (the “Fund”). Mount Kellett Capital Management LP (“Mount Kellett”) possesses the sole power to vote and direct the disposition of all the shares held by the Fund. The address of Mount Kellett is 623 Fifth Avenue, 18th Floor, New York City, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2009, except for a late report filed on October 1, 2009 by Mr. Oliver to report acquisitions occurring on August 12, 2008 and September 15, 2008 and a late report filed on January 29, 2009 to account for shares of stock we withheld to satisfy taxes due upon the vesting of shares of restricted stock held by Mr. Chang, which occurred on January  11, 2009.

RELATED PARTY TRANSACTIONS

The following is a discussion of transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our common stock. We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Oklahoma City Thunder Sponsorship and Suite License

Messrs. Ward and Dobson own a 19.23% and 3.85% interest, respectively, in Professional Basketball Club, LLC (“PBC”), which owns and operates the Oklahoma City Thunder (“Thunder”), a National Basketball Association team playing in Oklahoma City, where our headquarters is located. Like other prominent Oklahoma City-based companies, we entered into an agreement related to the sponsorship of the team in September, 2008. Under the five-year agreement, we will pay an average annual sponsorship fee of approximately $3,275,000 for advertising and promotional activities related to the Thunder.

In addition, in October, 2009, we entered into an agreement to license a suite at the arena where the Thunder plays its home games. Under the four-year agreement, we will pay an annual license fee in return for access to the suite during Thunder games and for other events held at the arena. The annual license fee for the first year is $200,000 and may increase each year at the option of PBC in an amount not to exceed 3% of the license fee for the previous year; provided that if PBC elects not to increase the license fee in any given year, then its option for each subsequent year shall be equal to an amount not to exceed 3% of the what the license fee would have been had PBC elected to increase the license fee 3% each year under the agreement.

Other Transactions With Mr. Ward

In April, 2007, we leased the minerals under a certain area in Woods County, Oklahoma, from TLW Land & Cattle LP (“TLW-LC”), which is an entity affiliated with Mr. Ward. We developed the area and in 2009 made royalty payments totaling $351,630 to TLW-LC in connection with the transaction. WCT Resources, L.L.C., a limited liability company for the benefit of Mr. Ward’s children (“WCT”), participated as a working interest owner in our development of the area, and in 2009, we paid revenue of $466,585 to WCT as a working interest owner.

Transactions With N. Malone Mitchell, 3rd

On September 25, 2005, we entered into a transaction with Mr. Mitchell and his family whereby we exchanged 100% of our interest in Longfellow Ranch Partners, LP (“Longfellow”), for 2.5% of our then outstanding common stock held by Mr. Mitchell and his family. The purpose of this transaction was to separate the Longfellow operations from our ongoing operations. While this transaction was approved by our Board of Directors and a majority of our stockholders, none of our directors at that time were disinterested and Mr. Mitchell controlled a majority of our outstanding common stock. Because of the unique nature of the transaction and the fact that none of our current officers or directors were officers or directors of the Company at that time, we are unable to determine whether this transaction was on terms similar to those obtainable from third parties. Longfellow owns surface or minerals or royalty under a significant amount of our exploration and development lands in West Texas, including the West Texas Overthrust in Pecos County and Terrell County, Texas. We have natural gas and oil leaseholds that cover all of Longfellow’s minerals. Under the leases, we pay Longfellow royalties, based on production. The lease is for a seven-year primary term ending in 2012, with the option of extending the primary term another three years by paying a predetermined bonus we believe is at or below current market value. The lease royalty amounts are locked for the life of each well and is paid on a tiered basis as follows: 20% for wells completed before 2009, 22.5% for wells completed between January 1, 2009 and October 1, 2012, and 25% for wells completed after October 1, 2012. At the end of the primary term (whether in 2012 or 2015, if extended), the lease will break into approximately 3,000-acre tracts, and each tract will be subject to a 120-day continuous development clause. We also are party to a surface use agreement with Longfellow for use of the surface of the Longfellow Ranch. Under this agreement, we pay Longfellow fees, pursuant to a set schedule, for use of the surface for our natural gas and oil operations and for damages and rights of way. We believe the rates are equivalent to, or less than, the rates paid to other landowners in the area. This agreement was amended and restated on September 21, 2007. During 2009, we paid Longfellow $9,453,488.94, which includes amounts paid, among other things, as royalties and surface damages and for agricultural operations under the agreements described above.

Transaction With Roy T. Oliver, Jr.

In September 2006, we entered into a new facilities lease with a director, Mr. Oliver that terminated in August 2009. The terms of the lease were received and approved by our Board of Directors and we believe that the rent expense paid under the lease was at a fair market rate. Rent expense in 2009 related to this facilities lease was approximately $565,000. The lease was not renewed prior to its termination due to the relocation of all of our employees from the facility to our downtown Oklahoma City headquarters.

GENERAL INFORMATION

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2011 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary not later than the close of business on March 6, 2011, nor earlier than the close of business on February 4, 2011. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2011 annual meeting must be received no later than December  27, 2010.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2009, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

Richard J. Gognat, Corporate Secretary

SANDRIDGE ENERGY, INC. 123 ROBERT S. KERR AVENUE OKLAHOMA CITY, OK 73102-6406

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the cut-off date or meeting date, as applicable. Have this proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22548-P94521-Z52385	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SANDRIDGE ENERGY, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐
Vote on Directors
1.	Election of Directors
Nominees:
01) William A. Gilliland
02) D. Dwight Scott
03) Jeffrey S. Serota

Vote on Proposals								For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2.	Ratify the selection of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.							☐	☐	☐

3.	In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

M22549-P94521-Z52385

SANDRIDGE ENERGY, INC.

Annual Meeting of Stockholders

June 4, 2010 10:00 AM

This proxy is solicited by the Board of Directors

For Registered Stockholders: The undersigned hereby appoints Tom L. Ward and Dirk M. Van Doren, and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Friday, June 4, 2010, at 10:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side.

For Participant’s in the 401(k) Plan: This voting instruction form is sent to you on behalf of Principal Trust Company as Trustee of the SandRidge Energy, Inc. 401(k) Plan. Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Eastern time on Tuesday, June 1, 2010, to be counted.

As a participant in the SandRidge Energy, Inc. 401(k) Plan (the undersigned’s “Plan”), the undersigned hereby directs Principal Trust Company as Trustee, to vote all shares of Common Stock of SandRidge Energy, Inc. represented by the undersigned’s proportionate interest in the Plan at the SandRidge Energy, Inc. Annual Meeting of Stockholders to be held on Friday, June 4, 2010, at 10:00 a.m., local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting. Only the Trustee can vote the shares. You cannot vote these shares at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE